Exhibit 10.6

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of July 12, 2005, among DIAMOND JO, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company (“DJL”), THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (“OED”), DIAMOND JO WORTH, LLC, a Delaware limited liability company (“DJW”, and together with OED and DJL, referred to hereinafter each individually as a “Borrower”, and individually and collectively, as “Borrowers”), the Lenders (as defined in the hereinafter defined Loan Agreement) signatories hereto, and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Loan and Security Agreement dated as of June 16, 2004, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 10, 2004, and as supplemented by that certain Borrower Supplement No. 1 dated as of May 13, 2005 (as amended and supplemented and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lender Group has agreed to make the Term Loan, Advances and other extensions of credit to Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents;

WHEREAS, Borrowers have requested that certain terms and conditions of the Loan Agreement be amended, and the Lender Group and, by their respective acknowledgment hereof, Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Amendments to the Loan Agreement.

(a)                                  Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Applicable Prepayment Premium”, “Borrower”, “Fee Letter”, “Gaming Property”, “Loan Documents”, “Maximum Revolver Amount”, “Permitted Dispositions”, “Restricted Subsidiaries”, “Subordination of Mortgage” and “Subordination of Preferred Fleet Mortgage” in their respective entirety from such Section and inserting in lieu thereof, respectively, the following:

““Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 4% of the Maximum Revolver Amount, (b)

during the period of time from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 3% of the Maximum Revolver Amount, (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 2% of the Maximum Revolver Amount, and (d) during the period of time from and including the date that is the third anniversary of the Closing Date up to the Maturity Date, 1% of the Maximum Revolver Amount.

 “Borrower” and “Borrowers” means, individually, each of OED, DJL and DJW and individually and collectively, jointly and severally, OED, DJL and DJW.

 “Fee Letter” means that certain amended and restated fee letter, dated as of July 12, 2005, between Borrowers and Agent, in form and substance satisfactory to Agent.

“Gaming Property” or “Gaming Properties” means one or more of the foregoing:  (a) the Diamond Jo Vessels; (b) the casino and racetrack located in Opelousas, St. Landry Parish, Louisiana; (c) the Worth County Project, in each case, so long as it is owned by Borrowers or a Restricted Subsidiary; and (d) any other gaming facility or gaming operation owned and controlled or to be owned and controlled after the Closing Date by Borrowers or a Restricted Subsidiary and that contains, or that based upon a plan approved by the applicable Borrower’s Managers will contain upon the completion of the construction or development thereof, an aggregate of at least 500 slot machines or other gaming devices, provided, in each case, that the property and assets (other than Excluded Assets) of such Gaming Property constitute Collateral.

 “Loan Documents” means this Agreement, the Control Agreements, the Diamond Jo Ship Mortgage, the Disbursement Letter, the Fee Letter, the Guaranties, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Mortgages, the Management Fees Subordination Agreement, the Guarantor Security Agreement, the Officers’ Certificate, the Trademark Security Agreement, the Pledge Agreement, the Subordination of Preferred Fleet Mortgage, the Subordination of Mortgage, any Commercial Tort Claim/Judgment Assignments, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, any subordination agreement, subordination instrument or other subordination document executed and/or delivered by any Person in favor of Agent or the Lender Group and any other agreement entered into, now or in the future, by any Borrower or any Guarantor in favor of Agent or the Lender Group in connection with this Agreement.

“Maximum Revolver Amount” means $50,000,000.

“Permitted Dispositions” means (a) sales or other dispositions by any Borrower or any Guarantor of FF&E Collateral that is substantially worn, damaged, or obsolete in the ordinary course of business; provided, however, Agent shall have received 10 days’ prior written notice of such sale or disposition, and upon the consummation of such sale or disposition, Borrowers shall repay the Term Loan in an amount equal to the Net Proceeds for such Collateral (which repayment shall be applied against the installments due under Section 2.2 in the inverse order of maturity), (b) sales or other dispositions by any Borrower or any Guarantor of Equipment (other than (i) Operating Assets and (ii) FF&E Collateral) that is substantially worn, damaged, or obsolete in the ordinary course of business; provided, however, Agent shall have received 10 days’ prior written notice of such sale or disposition, and upon the consummation of such sale or disposition, Borrowers shall repay Advances, as applicable, in an amount equal to the Net Proceeds for such Collateral, (c) sales by any Borrower or any Guarantor of Inventory to buyers in the ordinary course of business, (d) the use or transfer of money or Cash Equivalents by any Borrower, any Restricted Subsidiary or any Guarantor in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing by any Borrower, any Restricted Subsidiary or any Guarantor, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (f) transfers of assets by a Borrower or a Restricted Subsidiary to another Borrower or another Restricted Subsidiary, (g) any exchange of Equipment for replacement Equipment in the ordinary course of business, so long as such replacement Equipment is of at least equal fair market value to the Equipment so replaced, and (h) so long as no Event of Default has occurred and is then continuing, dispositions of assets (other than, without the prior written consent of Agent (in its sole and absolute discretion), FF&E Collateral) with an aggregate fair market value not to exceed $1,000,000 during the term of this Agreement.

“Restricted Subsidiaries” means any Subsidiary of a Borrower which at the time of determination is not an Unrestricted Subsidiary.

“Subordination of Mortgage” means those certain subordination agreements relating to the Mortgages (as such term is defined in the Indenture) executed by the Indenture Trustee in favor of Agent from time to time, in form and substance satisfactory to Agent.

“Subordination of Preferred Fleet Mortgage” means those certain subordinations relating to the Lien of the Indenture Trustee on the Diamond Jo Vessels executed by the Indenture Trustee in favor of Agent from time to time, in form and substance satisfactory to Agent.”

(b)                                 Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by amending and restating clause (q) of the definition of “Permitted Liens” in its entirety as follows:

“(q)                           leases or subleases of Real Property (other than the Real Property comprising the Racino Project, the Worth County Project and the Ice Harbor Facility) granted to others that do not interfere in any material respect with the business of Borrowers or any of the Restricted Subsidiaries or materially detract from the value of the relative assets of Borrowers or any Restricted Subsidiary;”

(c)                                  Section 1.1 of the Loan Agreement, Definitions, is hereby further modified and amended by adding the following definitions thereto in the appropriate alphabetical order:

““DJW” means Diamond Jo Worth, LLC, a Delaware limited liability company.

“Operating Assets” means, collectively (i) the Ice Harbor Facility, (ii) the casino and racetrack and related Real Property owned by OED and located in Opelousas, St. Landry Parish, Louisiana, and (iii) the excursion gambling boat and related Real Property owned by DJW and located in Northwood, Worth County, Iowa.

“Worth County Project” means the project to design, develop, construct, equip and operate that certain excursion gambling boat to be owned by DJW and located in Northwood, Worth County, Iowa.”

(d)                                 Section 2.1 of the Loan Agreement, Advances, is hereby modified and amended by amending and restating subsection (b) of such Section in its entirety as follows:

“(b)                           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent, likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics (including, without limitation, any Liens in favor of mechanics or subcontractors arising in connection with the Racino Project or the Worth County Project), materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.”

(e)                                  Section 2.3(a) of the Loan Agreement, Procedure for Borrowing, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(a)                            Procedure for Borrowing.  Each Borrowing (other than the funding of the Term Loan on the Closing Date) shall be made by a written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) 5 Business Days prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, and (iii) as applicable, that such Borrowing is requested by DJW or is to be used in connection with the Worth County Project; provided, however, that in the case of a request for Swing Loan in an amount of $1,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date).  At Agent’s election, in lieu of delivering the above-described request in writing, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.”

(f)                                    Section 2.3(f) of the Loan Agreement, Settlement, is hereby modified and amended by amending and restating clause (i) of such Section in its entirety as follows:

“(i)                               Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections of Borrowers or their Subsidiaries received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans and Agent Advances, as applicable, for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)):  (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances); and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.”

(g)                                 Section 2.4(b) of the Loan Agreement, Apportionment, Application and Reversal of Payments, is hereby modified and amended by amending and restating clause (i) of such Section in its entirety as follows:

“(i)                               Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (and letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender, after giving effect to any letter agreements between Agent and individual Lenders) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account), shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Collateral received by Agent shall be applied as follows:

(A)                              first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B)                                second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C)                                third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

(D)                               fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

(E)                                 fifth, ratably to pay interest due in respect of all Agent Advances until paid in full,

(F)                                 sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances), the Swing Loans, and the Term Loan until paid in full,

(G)                                seventh, ratably to pay the principal of all Agent Advances until paid in full,

(H)                               eighth, so long as no Event of Default has occurred and is continuing, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan until paid in full,

(I)                                    ninth, to pay the principal of all Swing Loans until paid in full,

(J)                                   tenth, so long as no Event of Default has occurred and is continuing, to pay principal of all Advances until paid in full,

(K)                               eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full, and (iii) to Agent, to be held by Agent, for the ratable benefit of Agent and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(L)                                 twelfth, if an Event of Default has occurred and is continuing, to pay any other Obligations, and

(M)                            thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.”

(h)                                 Section 2.5 of the Loan Agreement, Overadvances, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“2.5                         Overadvances.  If, at any time or for any reason, the amount of Obligations (other than the FF&E Obligations) owed by Borrowers to the Lender Group pursuant to Sections 2.1(a) and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1(a) or 2.12 (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations (other than the FF&E Obligations) in accordance with the priorities set forth in Section 2.4(b).  In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Agent as and when due and payable under the terms of this Agreement and the other Loan Documents.”

(i)                                     Section 2.10 of the Loan Agreement, Maintenance of Loan Account; Statements of Obligations, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“2.10                     Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan and all

Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Agent for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall render statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, a Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.”

(j)                                     Section 2.11(b) of the Loan Agreement, Audit, Appraisal, and Valuation Charges, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(b)                           Audit, Appraisal, and Valuation Charges.  For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows, (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of a Borrower performed by personnel employed by Agent, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess a Borrower’s business valuation, provided that so long as no Event of Default has occurred in any 12 consecutive month period, Borrowers shall not be obligated to reimburse Agent for the costs and expenses of more than 21 audit days in any such 12 consecutive month period, and”

(k)                                  Section 2.11(c) of the Loan Agreement, Unused Line Fee, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(c)                            Unused Line Fee.  On the first day of each quarter during the term of this Agreement, an unused line fee (for the account of the Revolving Lenders in accordance with their Pro Rata Shares of the Revolver Commitment) in an amount equal to (i) for any preceding quarter in which the average Revolver Usage during such quarter was less than $20,000,000, 0.625% per annum, (ii) for any preceding quarter in which the average Revolver Usage during such quarter was equal to or greater than $20,000,000 but less than $35,000,000, 0.500% per annum and (iii) for any preceding quarter in which the average Revolver Usage during such quarter was equal to or greater than $35,000,000, 0.375% per annum, in each case, times the result of (x) the Maximum Revolver Amount, less (y) the sum of (1) the average Daily Balance of Advances that were outstanding during the immediately preceding quarter, plus (2) the average Daily Balance of the Letter of Credit Usage during the immediately preceding quarter.”

(l)                                     Section 2.12 of the Loan Agreement, Letters of Credit, is hereby modified and amended by amending and restating subsection (a) of such Section in its entirety as follows:

“(a)                            Subject to the terms and conditions of this Agreement, Agent agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers.  To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Agent) to Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking.  If requested by Agent, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  Agent shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)                                     the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

(ii)                                  the Letter of Credit Usage would exceed $10,000,000, or

(iii)                               the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrowers and Agent acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date.  Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Agent (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Agent is obligated to advance funds under a Letter of Credit, Borrowers shall immediately reimburse such L/C Disbursement to Agent by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if any Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by any Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the (i) Business Day that any Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.”

(m)                               Section 2.16(d) of the Loan Agreement, Special Provisions Applicable to LIBOR Rate, is hereby modified and amended by deleting the reference to “LIBOR Advances” in clause (ii) of such Section and in place thereof inserting “LIBOR Rate Loans”.

(n)                                 Section 5.1 of the Loan Agreement, No Encumbrances, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“5.1                         No Encumbrances.  Each Borrower and its Subsidiaries has good and indefeasible title to their personal property assets and good and marketable title to their Real Property, including the Diamond Jo Vessels and the Real Property comprising the Racino Project, the Ice Harbor Facility, and the Worth County Project, in each case free and clear of Liens except for Permitted Liens and except for defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such property for its intended purpose.”

(o)                                 Section 5.22 of the Loan Agreement, Senior Debt, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“5.22                  Senior Debt.  (a) This Agreement is the New Revolving Agreement (as defined in the Intercreditor Agreement), (b) the Term Loan is a refinancing of the obligations under the FF&E Credit Agreement (as defined in the Intercreditor Agreement), (c) all Obligations constitute Credit Facility Indebtedness (as defined in the Intercreditor Agreement), and (d) the Agent’s Liens on the Collateral are “Permitted Liens” as defined in and under the Indenture.”

(p)                                 Section 5 of the Loan Agreement, Representations and Warranties, is hereby modified and amended by adding the following to the end of such Section:

“5.33                  Worth County Project.  No asset comprising the Worth County Project is a vessel or other seagoing vehicle subject to registration with the State of Iowa, the United States or any similar Governmental Authority.”

(q)                                 Section 6.2 of the Loan Agreement, Reporting, is hereby modified and amended by amending and restating subsection (a) of such Section in its entirety as follows:

“(a) a detailed itemized report reflecting the prior months and year-to-date revenues from the Diamond Jo Vessels, any Gaming Vessels, the racetrack, off-track betting parlors (including video poker revenues) and out-of-state satellite operations,”

(r)                                    Section 6.2 of the Loan Agreement, Reporting, is hereby further modified and amended by amending and restating subsection (c) of such Section in its entirety as follows:

“(c) a detailed itemized report showing actual and estimated constructions costs and a statement reflecting the construction related costs incurred or reasonably expected to be incurred by Borrowers in connection with the Worth County Project prior to or through the construction completion date and any variances thereof,”

(s)                                  Section 6.3 of the Loan Agreement, Financial Statements, Reports, Certificates, is hereby modified and amended by amending and restating subsection (g) of such Section in its entirety as follows:

“(g)                           as soon as any Borrower has knowledge that the construction of the Worth County Project cannot be completed, or has knowledge that such Borrower cannot meet its obligations under any construction documents, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,”

(t)                                    Section 6.3 of the Loan Agreement, Financial Statements, Reports, Certificates, is hereby further modified and amended by amending and restating subsection (h) of such Section in its entirety as follows:

“(h)                           as soon as any Borrower has knowledge thereof, notice of any proposed legislation or administrative action specifically affecting any Borrower’s or any Subsidiary of a Borrower’s gaming activities, the Racino Project, the Ice Harbor Facility or the Worth County Project submitted to the floor for business before any Governmental Authority in the state of Louisiana or Iowa (including the state legislature or any committee thereof),”

(u)                                 Section 7.1, Indebtedness, is hereby modified and amended by amending and restating subsection (b) of such Section in its entirety as follows:

“(b)                           Indebtedness set forth on Schedule 7.1(b);”

(v)                                 Section 7.1, Indebtedness, is hereby further modified and amended by amending and restating subsection (c) of such Section in its entirety as follows:

“(c)                            Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations; provided, that (i) neither OED nor DJO shall in any way be or become obligated with respect to any such Indebtedness incurred in connection with the Worth County Project, (ii) no Advances hereunder are utilized for the purchase or lease of FF&E financed with such Indebtedness, and

(iii) the aggregate principal amount of such Indebtedness outstanding at any time does not exceed an amount equal to $7,500,000 times the number of Gaming Properties owned and controlled by any of the Borrowers or their respective Subsidiaries on the date of incurrence of such Indebtedness; and provided, further, that the aggregate principal amount of such Indebtedness secured by or incurred in connection with any Gaming Property shall not exceed $10,000,000 at each such Gaming Property;”

(w)                               Section 7.4 of the Loan Agreement, Disposal of Assets, is hereby modified and amended by amending and restating subsection (a) of such Section in its entirety as follows:

“(a)                            Make any sale, lease, exchange, or other disposition, in one or a series of related transactions, of all or any portion of the assets of Borrowers (other than the sale or other disposition of any asset that is a Permitted Disposition) that compose the Ice Harbor Facility, the Racino Project or the Worth County Project;”

(x)                                   Section 7.4 of the Loan Agreement, Disposal of Assets, is hereby further modified and amended by deleting “(other than an Asset Sale comprised of any assets that compose the Ice Harbor Facility or the Racino Project)” from subsection (b) of such Section and in place thereof inserting “(other than an Asset Sale (i) comprised of any assets that compose the Ice Harbor Facility, the Racino Project or the Worth County Project or (ii) to the extent not otherwise covered in (i) above, of any FF&E Collateral)”.

(y)                                 Section 7.4 of the Loan Agreement, Disposal of Assets, is hereby further modified and amended by adding the following clause (d) to the end of such Section:

“(d)                           Notwithstanding anything to the contrary contained in this Section 7.4, the Borrowers may make any sale, lease, exchange, or other disposition, in one or a series of related transactions, of all or any portion of the FF&E Collateral with the prior written consent of Agent (in its sole and absolute discretion).”

(z)                                   Section 7.8 of the Loan Agreement, Prepayments and Amendments, is hereby modified and amended by amending and restating subclause (ii) of clause (b) of such Section in its entirety as follows:

“(ii) directly or indirectly, amend, modify, alter, increase or change any of the terms or conditions of any Management Agreement for which an executed subordination agreement is required to be delivered pursuant to Section 7.21, the Fixed Price Contract, the Lease, the Ice Harbor Parking Agreement or any Governing Documents of a Borrower or its Subsidiary in any manner that would make the covenants, defaults or other provisions thereof more burdensome on any Borrower or any Guarantor or otherwise have a material adverse effect on the interests of the Lender Group”

(aa)                            Section 7.11 of the Loan Agreement, Restricted Payments, is hereby modified and amended by amending and restating subclause (ii) of clause (4) of the second paragraph of such Section in its entirety as follows:

“(ii) so long as clause (a) above is satisfied, distributions pursuant to, and in accordance with, Management Agreements in effect from time to time, provided that (A) to the extent a subordination agreement with respect to such Management Agreement is required to be entered into pursuant to Section 7.21, such distributions are permitted by such subordination agreement and (B) the aggregate amount payable to PGP or any other Excluded Person or Affiliate (excluding any payments (x) permitted by Section 7.16 and (y) payable under employment agreements entered into in the ordinary course of business for which an executed subordination agreement is not required to be delivered pursuant to Section 7.21), pursuant to the Management Agreements or any employment, consulting or similar agreements or arrangements for any fiscal year shall not exceed the lesser of (A) 4.00% of Combined EBITDA for the immediately preceding fiscal year, or (B) $4,000,000,”

(bb)                          Section 7.11 of the Loan Agreement, Restricted Payments, is hereby further modified and amended by deleting the proviso following subclause (iii) of clause (4) of such Section in its entirety.

(cc)                            Section 7.11 of the Loan Agreement, Restricted Payments, is hereby modified and amended by deleting “and” from the end of clause (8) of such Section, by deleting “.” from the end of clause (9) of such Section and in place thereof inserting “; and” and by adding the following clause (10) to the end of such Section:

“(10)                      directly (or indirectly by way of a distribution to Parent and a concurrent contribution by Parent to a Borrower), Restricted Payments by a Borrower to another Borrower.”

(dd)                          Section 7.20(a) of the Loan Agreement, Minimum Combined EBITDA, is hereby modified and amended by amending and restating such Section in its entirety as follows:

(a)                                  Minimum Combined EBITDA.  Fail to maintain an aggregate amount of Combined EBITDA plus, for the relevant period, the premiums paid in connection with the April 2004 repurchase of a portion of the notes issued pursuant to the OED Indenture and the April 2004 redemption of the notes issued pursuant to the PGC Indenture, measured on a fiscal quarter-end basis, of at least the required amount set forth in the following table for the period set forth opposite thereto:

Applicable Amount	Period
$26,000,000	12 fiscal month period ended March 31, 2005
$30,000,000	12 fiscal month period ended June 30, 2005
$32,000,000	12 fiscal month period ended September 30, 2005
$35,000,000	12 fiscal month period ended December 31, 2005, and each fiscal quarter ended thereafter

(ee)                            Section 7.21 of the Loan Agreement, Management Agreements, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“7.21                  Management Agreements.  Enter into any Management Agreement with an Excluded Person or any other Person beneficially owning in excess of five percent (5%) of the voting equity securities of Parent without delivering to Agent (a) a subordination agreement, in form and substance satisfactory to Agent, executed by the parties to such Management Agreement, and (b) a copy of such fully executed Management Agreement.”

(ff)                                Section 8 of the Loan Agreement, Events of Default, is hereby modified and amended by amending and restating Section 8.16 of such Section in its entirety as follows:

“8.16.               If any Governmental Authority (including the Louisiana state legislature) restricts the ability of any Borrower to operate, or restricts, limits or prohibits any Borrower from operating, its gaming business as conducted on the Closing Date or operating the Racino Project or the Ice Harbor Facility in the manner contemplated on the Closing Date or operating the Worth County Project in the manner contemplated on July 12, 2005, and such restriction, limit or prohibition results in a Material Adverse Change;”

(gg)                          Section 8 of the Loan Agreement, Events of Default, is hereby further modified and amended by amending and restating Section 8.17 of such Section in its entirety as follows:

“8.17.               If Agent fails to receive evidence of, on or prior to August 31, 2006, the completion of construction of the gambling and casino facility at the Worth County Project location;”

(hh)                          The Exhibits to the Loan Agreement are hereby modified and amended by adding to such Exhibits in the appropriate order the Exhibit 2.3 attached hereto.

(ii)                                  Schedules C-1, Commitments, D-1, Designated Account, P-1, Permitted Liens, P-2, Existing Investments, R-1, Real Property Collateral, 2.12, Existing Letters of Credit, 5.5, Locations of Equipment, 5.7, Jurisdiction; Chief Executive Office; FEIN; State Organizational No.; Commercial Tort Claims, 5.8(b), Capitalization of Borrowers, 5.8(c), Capitalization of Borrowers’ Subsidiaries, 5.8(e), Restricted Subsidiaries; Unrestricted Subsidiaries, 5.10, Litigation, 5.14, Environmental Matters, 5.16, Intellectual Property, 5.18, Demand Deposit Accounts, 5.20, Existing Indebtedness, 5.21, Licenses and Permits, and 7.14, Affiliate Transactions, to the Loan Agreement are hereby modified and amended by replacing such Schedules with the corresponding Schedules attached hereto.

(jj)                                  The Schedules to the Loan Agreement are hereby further modified and amended by adding to such Schedules in the appropriate order the Schedule 7.1(b) attached hereto.

2.                                       Amendments to the Loan Agreement upon the DJW Release Date.

(a)                                  Effective automatically upon the occurrence of the DJW Release Date (as defined below):

(i)                                     Each of the following shall occur:  (A) DJW shall be released from any and all Obligations under the Loan Documents, (B) DJW shall no longer be a Borrower under any of the Loan Documents (and each reference to the Borrowers or a Borrower in any Loan Document shall be deemed not to refer to DJW), (C) the memberships interests in DJW shall be released from the Lien of the Pledge Agreement (and any certificates representing such membership interests in the possession of Agent shall be returned by Agent to the Parent promptly after the DJW Release Date), and (D) any Lien on any assets of DJW shall be terminated and released (and from time to time after the DJW Release Date, Agent shall execute and deliver to DJW, at the sole expense of the Borrowers, such other documents, instruments, assignments and other releases (including UCC-3 termination statements) reasonably requested by the Borrowers to effect the foregoing); and

(ii)                                  The Loan Agreement shall be modified and amended by deleting or rendering ineffective, as the context may require, all references to “DJW” and “the Worth County Project” therein, and in furtherance of the foregoing:

(A)                              Section 1.1 of the Loan Agreement, Definitions, shall be modified and amended by deleting the definition of “Operating Assets” in its entirety from such Section and inserting in lieu thereof the following:

““Operating Assets” means, collectively (i) the Ice Harbor Facility,  and (ii) the casino and racetrack and related Real Property owned by OED and located in Opelousas, St. Landry Parish, Louisiana.”

(B)                                Section 1.1 of the Loan Agreement, Definitions, shall be further modified and amended by deleting the definitions of “DJW” and “Worth County Project” from such Section in their respective entirety.

(C)                                The Loan Agreement shall be modified and amended by deleting Sections 5.33, 6.2(c), 6.3(g), and 8.17 of the Loan Agreement in their respective entirety.

(b)                                 As used in this Section 2, “DJW Release Date” shall mean the first date on which all of the following shall be true:

(i)                                     Agent shall have received (i) a copy of the written designation of DJW as an “Unrestricted Subsidiary” pursuant to, and in compliance with, the Indenture and (ii) a copy of any agreements, certificates and other documents that are executed and delivered evidencing the release of (i) DJW from its Subsidiary Guaranty (as defined in the Indenture) and (ii) the assets of DJW from the Security Documents (as defined in the Indenture);

(ii)                                  any Advances made to DJW on or after the date of this Amendment (and all accrued interest thereon) shall have been paid in full; and

(iii)                               no Default or Event of Default shall be continuing.

(c)                                  in connection with the release of DJW contemplated by this Section 2, Parent shall be permitted to contribute all its Equity Interests in DJW to a wholly-owned subsidiary of Parent that is not a Borrower, provided that, immediately following such contribution, DJW and such Subsidiary are designated as “Unrestricted Subsidiaries” pursuant to, and in compliance with, the Indenture.

3.                                       Acknowledgment and Covenant of Borrowers Regarding Real Property Collateral.  Each of Borrowers hereby acknowledges its obligation to create, perfect and insure Liens in favor of Agent on any Real Property acquired after the Closing Date not currently subject to a Lien in favor of Agent and covenants to fulfill such obligation within 60 days after the closing of this Amendment (or such longer period as Agent approves in writing, in its sole and absolute discretion).  In furtherance of the foregoing, Borrowers shall execute and deliver all agreements, instruments and other documents required by Section 4.4 of the Loan Agreement and deliver Mortgage Policies for such Real Property Collateral in form and substance satisfactory to Agent.

4.                                       No Other Amendments or Waivers.  Except in connection with the amendments set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.  Except for the amendments set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrowers hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein.  Borrowers acknowledge and expressly agree that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents, as amended herein.  Borrowers have no knowledge of any challenge to Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

5.                                       Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when, Agent shall have received, in form and substance satisfactory to Agent:

(a)                                  counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Lenders;

(b)                                 all licenses (including Gaming Licenses (other than liquor licenses)), approvals or evidence of other actions required by any Governmental Authority, including the Louisiana Regulatory Authorities and the Iowa Gaming Authorities, necessary to own and operate the Worth County Project;

(c)                                  the amended and restated fee letter among Borrowers and Agent, duly executed and delivered by Borrowers and Agent;

(d)                                 updated Schedules C-1, D-1, P-1, P-2, R-1, 2.12, 5.5, 5.7, 5.8(b), 5.8(c), 5.8(e), 5.10, 5.14, 5.16, 5.18, 5.20, 5.21, and 7.14 of the Loan Agreement;

(e)                                  amendments, each in form and substance satisfactory to Agent, modifying and amending the Diamond Jo Ship Mortgage, the Mortgages, the Pledge Agreement and the Intercompany Subordination Agreement;

(f)                                    an acknowledgment with respect to the Intercreditor Agreement duly executed by DJW;

(g)                                 a Subordination of Mortgage and a Subordination of Preferred Fleet Mortgage duly executed by the Indenture Trustee for each Mortgage (as defined in the Indenture)  in place on the date of the Loan Agreement;

(h)                                 a letter duly executed by the Indenture Trustee with respect to the Maximum Credit Facility Amount (as defined in the Intercreditor Agreement);

(i)                                     opinions of Borrowers’ and Guarantors’ counsel (including, without limitation, admiralty counsel, real estate counsel and regulatory counsel) in form and substance satisfactory to Agent, such opinions to include (i) that the increase in the Maximum Revolver Amount is permitted to be made under the Indenture and that such increase constitutes Credit Facility Indebtedness (as defined in the Intercreditor Agreement) and (ii) regulatory opinions as to the due issuance and valid existence of Borrowers’ Gaming Licenses;

(j)                                     evidence in form and substance satisfactory to Agent that Borrowers shall have received all licenses (including the Gaming Licenses), approvals or evidence of other actions required by any Governmental Authority, including the Louisiana Regulatory Authorities and the Iowa Gaming Authorities, in connection with the execution and delivery by Borrowers of this Amendment or with the consummation of the transactions contemplated hereby;

(k)                                  a detailed budget on construction costs at the Worth County Project, in form and substance satisfactory to Agent; and

(l)                                     such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require; provided, however, in no event shall the Borrowers be required to deliver a Mortgage Policy with respect to any Real Property Collateral owned by DJW until the date that is 30 days following the date of this Amendment.

6.                                       Representations and Warranties of Borrowers.  In consideration of the execution and delivery of this Amendment by Agent and the Lenders, each Borrower hereby represents and warrants in favor of Agent and the Lenders as follows:

(a)                                  As to each Borrower, the execution, delivery, and performance by such Borrower of this Amendment have been duly authorized by all necessary action on the part of such Borrower;

(b)                                 As to each Borrower, the execution, delivery, and performance by such Borrower of this Amendment do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower (including any of the Senior Note Documents), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s members or shareholders or any approval or consent of any Person under any material contractual obligation of any Borrower;

(c)                                  The execution, delivery, and performance by such Borrower of this Amendment do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than any consent or approval that has been obtained and remains in full force and effect;

(d)                                 As to each Borrower, the Loan Documents to which such Borrower is a party (including, without limitation, the Loan Agreement, this Amendment and all other documents contemplated hereby), when executed and delivered by such Borrower, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e)                                  No Default or Event of Default exists under the Loan Agreement or the other Loan Documents;

(f)                                    No Uniform Commercial Code Financing Statement has been filed in any jurisdiction naming DJW as debtor and U.S. Bank National Association, as trustee, as secured party; and

(g)                                 As of the date hereof, all representations and warranties of Borrowers set forth in the Loan Agreement and the other Loan Documents are true, correct and complete in all material respects, except to the extent such representation or warranty expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

7.                                       Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.

8.                                       Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

9.                                       Affirmation of Guaranty.  By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Guaranty to which it is a party remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liability under such Guaranty or any of the other Loan Documents to which it is a party.

10.                                 Costs, Expenses and Taxes.  Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder.  In addition, Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  Borrowers hereby acknowledge and agree that Agent may, without prior notice to Borrowers, charge such costs and fees to Borrowers’ Loan Account pursuant to Section 2.6(d) of the Loan Agreement.

11.                                 Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

12.                                 Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

13.                                 GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

14.                                 Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	DIAMOND JO, LLC, a Delaware limited liability company

By:	/s/ Natalie Schramm
Natalie Schramm
Title:	Chief Financial Officer

THE OLD EVANGELINE DOWNS, L.L.C.,
a Louisiana limited liability company

By:	/s/ Natalie Schramm
Natalie Schramm
Title:	Chief Financial Officer

DIAMOND JO WORTH, LLC, a Delaware limited liability company

By:	/s/ Natalie Schramm
Natalie Schramm
Title:	Chief Financial Officer

AGENT AND
LENDERS:	WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender

By:	/s/ Larissa Megadichian
Larissa Megadichian
Title:	Vice President

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P. (formerly known as Highbridge/Zwirn Special Opportunities Fund, L.P.) a Delaware limited partnership, as a Lender

By:	D.B. Zwirn Partners, LLC, its General Partner

By:	Zwirn Holdings, LLC, its
Managing Member

By:	/s/ Perry A. Gruss
Perry A. Gruss
Title:	Authorized Signatory

[Signatures continue on following page.]

[Signatures continued from previous page.]

ACKNOWLEDGED AND
AGREED:

GUARANTORS:	PENINSULA GAMING, LLC, a Delaware limited liability company

	By:	/s/ Natalie Schramm
Natalie Schramm
	Title:	Chief Financial Officer

PENINSULA GAMING CORP. (formerly known as The Old Evangeline Downs Capital Corp.), a Delaware corporation

	By:	/s/ Natalie Schramm
Natalie Schramm
	Title:	Chief Financial Officer

SCHEDULE C-1

COMMITMENTS

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$36,000,000	$10,083,333.34	$46,083,333.34

D.B. Zwirn Special Opportunities Fund, L.P.	$14,000,000	$4,583,333.34	$18,583,333.34

All Lenders	$50,000,000	$14,666,666.68	$64,666,666.68